UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 27, 2017

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.        Other Events.
See MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Construction Program - Nuclear Construction” of The Southern Company (“Southern Company”) in Item 7 and Note 3 to the financial statements of Southern Company under “Retail Regulatory Matters - Georgia Power - Nuclear Construction” in Item 8 of Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2016. See also MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Construction Program - Nuclear Construction” of Southern Company and Note (B) to the Condensed Financial Statements under “Retail Regulatory Matters - Georgia Power - Nuclear Construction” in Southern Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 for additional information regarding (1) the two new nuclear generating units under construction at Plant Vogtle (“Plant Vogtle Units 3 and 4”), including the agreement among Georgia Power Company (“Georgia Power”), acting for itself and as agent for Oglethorpe Power Corporation, the Municipal Electric Authority of Georgia, and the City of Dalton, Georgia, acting by and through its Board of Water, Light, and Sinking Fund Commissioners, doing business as Dalton Utilities (collectively, the “Vogtle Owners”), and a consortium consisting of Westinghouse Electric Company LLC (“Westinghouse”) and WECTEC Global Project Services Inc. (“WECTEC” and, together with Westinghouse, the “EPC Contractor”), under which the EPC Contractor agreed to design, engineer, procure, construct, and test two AP1000 nuclear generating units and related facilities at Plant Vogtle (the “Vogtle 3 and 4 Agreement”); (2) the filing, by each of Westinghouse and WECTEC, for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code; (3) Georgia Power’s entry into an Interim Assessment Agreement (the “Interim Assessment Agreement”), on behalf of itself and as agent for the other Vogtle Owners, with the EPC Contractor and WECTEC Staffing Services LLC; and (4) the guarantee by Toshiba Corporation of certain obligations of the EPC Contractor under the Vogtle 3 and 4 Agreement (the “Toshiba Guarantee”).

On July 27, 2017, in accordance with the terms of the Loan Guarantee Agreement dated February 20, 2014 (the “Loan Guarantee Agreement”) between Georgia Power and the United States Department of Energy (the “DOE”), the DOE consented to Georgia Power’s entry into the Amended and Restated Services Agreement, dated July 20, 2017, among Georgia Power (for itself and as agent for the other Vogtle Owners) and Westinghouse and WECTEC (the “Services Agreement”) and the related intellectual property licenses (the “IP Licenses”).
As a result of the DOE’s consent, the Services Agreement and the rejection of the Vogtle 3 and 4 Agreement by the EPC Contractor in its bankruptcy proceeding each became effective and the Interim Assessment Agreement expired pursuant to its terms.
In addition, in connection with the DOE’s consent, on July 27, 2017, Georgia Power and the DOE entered into Amendment No. 3 to the Loan Guarantee Agreement (the “LGA Amendment”) to clarify the operation of the Loan Guarantee Agreement pending Georgia Power’s completion of its comprehensive schedule, cost-to-complete, and cancellation cost assessments being prepared as a result of the bankruptcy of Westinghouse and WECTEC (the “Cost Assessments”).
Under the terms of the Loan Guarantee Agreement, upon termination of the Vogtle 3 and 4 Agreement, further advances are conditioned upon the DOE’s approval of any agreements entered into in replacement of the Vogtle 3 and 4 Agreement. Under the terms of the LGA Amendment, Georgia Power will not request any advances under the Loan Guarantee Agreement unless and until such time as Georgia Power has (i) completed the Cost Assessments and made a determination to continue construction of Plant Vogtle Units 3 and 4, (ii) delivered to the DOE an updated project schedule, construction budget, and other information, (iii) entered into one or more agreements with a construction contractor or contractors that will be primarily responsible for construction of Plant Vogtle Units 3 and 4 and such agreements have been approved by the DOE (together with the Services Agreement and the IP Licenses, the “Replacement EPC Arrangements”), and (iv) entered into a further amendment to the Loan Guarantee Agreement with the DOE to reflect the Replacement EPC Arrangements.

Under the Loan Guarantee Agreement, upon the occurrence of a “Mandatory Prepayment Event,” the DOE may require Georgia Power to prepay the outstanding principal amount of all guaranteed borrowings over a period of five years (with level principal amortization). Under the terms of the LGA Amendment, the existing Mandatory Prepayment Event relating to certain terminations of the Vogtle 3 and 4 Agreement will be replaced with a new Mandatory Prepayment Event relating to termination of the Services Agreement or rejection of the Services Agreement in bankruptcy if Georgia Power does not maintain access to intellectual property rights under the IP Licenses. A Mandatory Prepayment Event also will be triggered if Georgia Power decides not to continue construction of Plant Vogtle Units 3 and 4 or fails to complete the Cost Assessments or enter into the Replacement EPC Arrangements by December 31, 2017. In addition, under certain circumstances Georgia Power may be required to make additional prepayments in connection with its receipt of payments under its settlement agreement with Toshiba regarding the Toshiba Guarantee or from the EPC Contractor under the Vogtle 3 and 4 Agreement.
The LGA Amendment also includes other technical and administrative amendments to the Loan Guarantee Agreement.
The ultimate outcome of these matters cannot be determined at this time.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2017	THE SOUTHERN COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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